EXHIBIT 5.1

[CLIFFORD CHANCE LETTERHEAD]

September 14, 2007

Hearst-Argyle Television, Inc.

300 West 57th Street

New York, New York 10019

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Hearst-Argyle Television, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of the Company’s Registration Statement on Form S-8 (as the same may be amended or supplemented from time to time, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, covering 2,400,000 shares (the “Shares”) of Series A Common Stock, par value $0.01 per share (the “Common Stock”), which have been reserved and authorized by the Company for issuance pursuant to the Company’s 2007 Long Term Incentive Compensation Plan (the “Plan”).

In rendering the opinions expressed below, we have examined the Registration Statement, the Company’s Amended and Restated Certificate of Incorporation (the “Charter”) and the Company’s Amended and Restated By-laws and such corporate proceedings of the Company and such other documents as we have deemed necessary.  As to questions of fact material to this opinion, we have relied on certificates of officers of the Company and have not independently verified the accuracy of the matters contained therein.

In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals, the conformity with originals of all documents submitted to us as copies and the absence of any amendments or modifications to those items reviewed by us.

In rendering the opinions set forth below, we have assumed that (i) the option grants or stock awards under the Plan pursuant to which the Shares are issuable will have been duly authorized and issued by the Company in accordance with the terms and provisions of the Plan and in accordance with the Charter and applicable Delaware law; (ii) the resolutions authorizing the Company to issue the Shares in accordance with the terms and provisions of the Plan will remain in effect and unchanged at all times during which the Shares are issued by the Company; and (iii) the Registration Statement, and any amendments thereto, at the time of issuance of the Shares, will continue to be effective.

Based upon the foregoing and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery of the Shares by the Company against payment of consideration therefor in accordance with the terms and provisions of the Plan, such Shares will be validly issued, fully paid and nonassessable by the Company.

The opinions stated herein are given as of the date hereof and are limited to the federal laws of the United States, the laws of the State of New York and the laws of the State of Delaware.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.  In giving this consent, we do not concede that we are within the category of persons whose consent is required under the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Clifford Chance US LLP